Exhibit 99.1

For information contact:

Paul R. Flanders

Chief Financial Officer

(315) 424-0513

FOR IMMEDIATE RELEASE

CARROLS CORPORATION COMPLETES REFINANCING

Syracuse, New York (December 15, 2004) - Carrols Corporation announced today that it has completed the sale of $180 million of 9% Senior Subordinated Notes due 2013, and that it has entered into an amended and restated senior secured credit facility with a new syndicate of lenders led by JPMorgan Chase Bank, N.A., which provides for a $50 million five-year revolving credit facility and $220 million of term loan B borrowings (which mature in six years). Carrols also announced that it has completed the previously announced cash tender offer for its $170 million of outstanding 9½% Senior Subordinated Notes due 2008, Series B. An aggregate of $148,747,000 of the 9½% Notes were tendered pursuant to the tender offer and have been accepted for payment by Carrols.

Carrols has used the net proceeds from the sale of its 9% Senior Subordinated Notes and the $220 million of term loan borrowings under the amended and restated senior secured credit facility to repay all outstanding borrowings to the lenders under its old senior secured credit facility, to purchase the 9½% Notes tendered in the tender offer, and to irrevocably call for redemption the $21,253,000 remaining outstanding 9½% Notes that were not tendered in the tender offer by irrevocably depositing with the Trustee an amount of funds sufficient to redeem such notes, including all accrued and unpaid interest to the date of redemption. In addition, Carrols will use approximately $137.1 million of the net proceeds from the financings to make a distribution to its sole stockholder, Carrols Holdings Corporation (which will, in turn, make a distribution in the same amount to its stockholders) and to its employee and director optionholders.

The new 9% Senior Subordinated Notes were offered and sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. The 9% Senior Subordinated Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the United States without registration or an applicable exemption from the registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new 9% Senior Subordinated Notes.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 538 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 350 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 126 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises eight Taco Cabana restaurants. Carrols also owns and operates 62 Pollo Tropical restaurants in south and central Florida and franchises 24 Pollo Tropical restaurants in Puerto Rico (20 units), Ecuador (3 units) and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616